==================================================================




                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C.  20549



                                    FORM 8-K


                                 CURRENT REPORT




                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934



     Date of Report (Date of earliest event reported) July 27, 1999
                                                      -------------

                            Statewide Financial Corp.
                            -------------------------
             (Exact name of registrant as specified in its charter)


                New Jersey                0-26546            22-3397900
     --------------------------------   ------------   --------------------
     (State or other jurisdiction of    (Commission    (IRS Employer
          incorporation)                 File Number)   Identification No.)


           70 Sip Avenue, Jersey City, New Jersey             07306
     --------------------------------------------      --------------------
      (Address of principal executive offices)              (Zip Code)



     Registrant's telephone number, including area code (201) 795-4000
                                                         -------------




     ==================================================================


     Item 1.   Changes in Control of Registrant.
               ---------------------------------
               Not Applicable.



     Item 2.   Acquisition or Disposition of Assets.
               -------------------------------------
               Not Applicable.



     Item 3.   Bankruptcy or Receivership.
               ---------------------------
               Not Applicable.



     Item 4.   Changes in Registrant's Certifying Accountant.
               ----------------------------------------------
               Not Applicable.



     Item 5.   Other Events.
               -------------
               Registrant issued a press release on Tuesday, July 27, 1999 announcing Registrant's second quarter earnings.



     Item 6.   Resignations of Registrant's Directors.
               ---------------------------------------
               Not Applicable.



     Item 7.   Exhibits and Financial Statements.
               ----------------------------------

               Exhibit No.              Description
               -----------              -----------

                  99 Registrant issued a press release on Tuesday, July 27, 1999 announcing Registrant's second quarter earnings.


     Item 8.   Change in fiscal year
               ---------------------
               Not Applicable.


                                   SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, Statewide Financial Corp. has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                  STATEWIDE FINANCIAL CORP.
                                                  -------------------------
                                                       (Registrant)


     Dated:    July 30, 1999                 By:  Bernard F. Lenihan
                                                  -------------------------
                                                  Senior Vice President and
                                                  Chief Financial Officer




                                  EXHIBIT INDEX
                                  -------------


                           CURRENT REPORT ON FORM 8-K
                           --------------------------



     Exhibit No.         Description
     -----------         -----------

     99 Registrant issued a press release on Tuesday, July 27, 1999 announcing Registrant's second quarter earnings.



     FOR IMMEDIATE RELEASE                   CONTACT:  Bernard F. Lenihan
     July 27, 1999                                          201-795-4000
                                                       Tony Cicatiello
                                                            732-382-1066


                   Statewide Financial Corp. Reports Increase
                         In Second Quarter 1999 Earnings

                   Second Quarter 1999 Core Earnings Rose 20%
         Second Quarter 1999 Diluted EPS on Core Earnings Increased 31%

     Jersey City, N.J. (July 27, 1999). . . Statewide Financial Corp. (NASDAQ: SFIN), the holding company for Statewide Savings Bank S.L.A. today reported second quarter 1999 net income of $1,473,000, or $0.38 per share, assuming dilution, excluding pretax acquisition costs of $484,000 incurred in connection with the Company's pending acquisition by Independence Community Bank Corp, as compared to $1,214,000, or $0.29 per share, assuming dilution, for the same quarter during 1998. This represents net income and diluted earnings per share increases of 20% and 31%, respectively, over the same period last year. Including acquisition costs, net income was $1,164,000, or $0.30 per share, assuming dilution for second quarter of 1999. Basic earnings per share were $0.40 for second quarter 1999, excluding acquisition costs, as compared to $0.30 for the second quarter of 1998. Basic earnings per share for second quarter 1999, including acquisition costs, were $0.32 per share.

     For the six months ended June 30, 1999, net income excluding pretax acquisition costs totaled $2,835,000, or $0.74 per share, assuming dilution, compared to $2,518,000, or $0.60 per share, assuming dilution for the same period of the prior year. Including acquisition costs, net income totaled $2,526,000, or $0.66 per share, assuming dilution, for six months ended June 30, 1999. Basic earnings per share for the six months ended June 30, 1999, were $0.77 per share, excluding acquisition costs, compared to $0.63 per share for the same period of the prior year. Basic earnings per share for the six months ended June 30, 1999, including acquisition costs, were $0.69 per share.

     "Our continued earnings growth through the second quarter reflects the momentum and successful implementation of past initiatives and of our strategic goals which demonstrates our steady commitment to increase shareholder value," stated Victor M. Richel, chairman, president and chief executive officer of Statewide Financial Corp. "Statewide's increased core earnings during the second quarter of this year resulted from continued strong commercial loan growth and management of its cost of deposits."

     Richel continued, "Growth in commercial loans, which include Statewide Funding's warehouse lines of credit to mortgage lenders, continues to fuel core earnings. Our commercial business and mortgage, multi-family and construction portfolio grew $13.0 million, or 16.2% this year. In addition, Statewide Funding's originations increased its loans outstanding $10.1 million, or 21.2% to $57.9 million at June 30, 1999 from $47.7 million at December 31, 1998 despite signs of a slowdown in mortgage refinancing, because successful marketing efforts have brought on more mortgage lenders; and loans to these new customers more than offset decreases in usage of existing warehouse lines. As Statewide Mortgage Funding continues its expansion through relationship building efforts within the tri-state region, we expect this portfolio to grow throughout the year 2000 and into 2001."

     Richel also stated, "During the current quarter we have completed our consolidation of three Jersey City branches into our newly refurbished Jersey City "Path" branch at Journal Square and have successfully opened our new Maplewood, NJ branch. These events continue to strengthen our franchise and place us on solid footings to expand our deposit gathering and relationship building efforts."

     At June 30, 1999, the Company's total assets were $747.7 million compared to $717.5 million at December 31, 1998. The period-ended balances increased $30.2 million between these periods principally from growth in the commercial and consumer loan portfolios and the mortgage-backed securities portfolio, partially offset by declines in debt securities and one-to-four family mortgage loans. Loans at June 30, 1999 increased $19.8 million over December 31, 1998 as a result of a $13.0 million, or 16.2% increase in the construction, multi-family, commercial mortgage and business loans, along with a $10.1 million, or 21.2% increase in the Statewide Funding portfolio. In addition, consumer loans increased $2.4 million, or 5.8% during the current year. This growth was partially offset by normal amortization and accelerated prepayments in the one-to-four family mortgage loan portfolio, which declined $5.2 million, or 2.6% despite originations of $23.3 million during the period. Mortgage-backed securities increased $27.5 million between December 31, 1998 and June 30, 1999 as the Company continued leveraging as part of its growth strategy with the purchase of $144.3 million of mortgage backed securities and private label collateralized mortgage obligations which more than offset the $62.0 million of sales and $48.1 million in normal amortization and accelerated prepayments recorded during the period. At June 30, 1999, the debt securities portfolio was $17.5 million less than the investment at the beginning of the year, reflecting calls, maturities and sales of U.S. Treasury, Agency and corporate debt. In addition, during the current year Statewide purchased an additional $2.3 million of FHLBNY stock.

     Borrowed funds totaled $240.5 million at June 30, 1999 as compared to $206.7 million at December 31, 1998. The increase of $33.8 million in borrowed funds during the current year was used primarily to support growth in loans and investment securities; to repurchase the Company's common stock under its stock repurchase program, which was subsequently terminated; and to fund maturities of certificates of deposit for holders who sought rates higher than the Company's alternate borrowing rates.

     Borrowed funds consist of $31.5 million in overnight advances, $63.0 million of which mature within 30 days and $146.0 million of which have final maturity dates ranging from July 2000 to September 2002, but are callable earlier at the lender's option. Of this $146.0 million, $86.0 million have interest rates ranging from 5.43% to 5.54% and are callable quarterly through maturity, and $60.0 million, have an interest rate of 5.52% and are first callable in November 1999 and quarterly thereafter.

     Deposits totaled $446.1 million at June 30, 1999, as compared to $443.7 million at December 31, 1998. The increase in total deposits for the current year resulted primarily from growth in core deposits of $6.0 million partially offset by a decrease of $3.6 million in certificates of deposit as the Company continued with its strategy of not matching competitors' most aggressive interest rates unless the Company believes that a key relationship is in jeopardy. At June 30, 1999, core deposits were $278.6 million compared to $272.6 million at December 31, 1998. Within core deposits, savings and demand accounts increased $5.2 million and $4.7 million, respectively, reflecting the Company's continued relationship building efforts in new and existing market areas. Partially offsetting these increases were decreases in NOW and money market accounts of $2.6 million and $1.3 million, respectively.

     Shareholders' equity decreased $5.3 million during the current year to $55.2 million at June 30, 1999 from $60.5 million at December 31, 1998. The decrease during the first six months resulted primarily from the repurchase and retirement of 112,000 shares of the Company's common stock for $2.2 million during the first quarter of 1999, the declaration of two quarterly cash dividends, and a decrease of $5.4 million (net of tax) in the June 30, 1999 market value of the Company's investment portfolio from the valuation at December 31, 1998. Partially offsetting these decreases were the current year's net income of $2.5 million and the allocation of shares under the Company's Employee Stock Ownership Plan (ESOP) and other benefit plans.

     The results of operations for the three and six months ended June 30, 1999 reflect increases in net interest income, before provisions for loans losses, of $0.9 million and $1.3 million respectively, from the same periods a year ago. These increases during the periods reflect growth in average loan and investment security balances and the change in mix in deposits from higher rate certificates of deposit into lower rate core deposits, partially offset by increased borrowing costs to fund growth in assets and to repurchase the Company's common stock. The results of operations for current year periods also include higher non-interest expense, partially offset by growth in recurring non-interest income. The net interest margin equaled 3.75% and 3.68% for the three and six months ended June 30, 1999, respectively, as compared to 3.70% and 3.72% for the three and six months ended June 30, 1998, respectively.

     Interest income for the three and six months ended June 30, 1999 increased $1.5 million and $2.4 million, respectively, as compared to the same periods of the prior year. Interest income on loans increased $0.8 million and $1.5 million during the three and six months ended June 30, 1999, respectively, over the same periods of the prior year. The increase in interest on loans primarily resulted from increased lending to mortgage bankers by Statewide Funding and growth in commercial loans of $78.6 million and $77.0 million for the three months and six months ended June 30, 1999, respectively, over the same periods of the prior year. Also, during the current year three- and six-month periods, the average consumer loan portfolio increased $3.9 million and $3.4 million, respectively. Growth in these portfolios was partially offset by a decline in the average one-to-four family loan portfolio for the current year three- and six-month periods ended June 30, 1999 of $38.1 million and $40.4 million, respectively, over the same periods last year. Interest income on securities increased during the current quarter and the current year-to-date period over the same periods of the prior year by $0.7 million and $0.9 million, respectively, reflecting purchases in the investment securities portfolio since the fourth quarter of 1998 as greater spreads between funding rates and yields on securities once again allowed leveraging to be a viable growth strategy.

     The average cost of deposits and borrowed funds decreased 21 basis points and 18 basis points during the three months and six months ended June 30, 1999, respectively, as compared to the same periods a year ago. These decreases were a result of lower costs for both deposits and borrowings, partially offset by an increase in short-term borrowed funds. As general interest rates decreased during 1998 and remained at those levels during the early part of 1999, the Company had periodically lowered its rates paid to depositors. In addition, new branch openings and continued emphasis on gathering core deposits contributed to the decline in deposit costs during the current year periods. As a result, the cost of deposits decreased 51 basis points from the June 30, 1998 quarter, to 2.97% for the quarter ended June 30, 1999. Similarly, the cost of deposits for the current year six-month period decreased 48 basis points to 3.01% as compared to the same period last year. Also, during the current year quarter and current year-to-date period the costs of borrowings decreased 26 basis points and 24 basis points, respectively, as compared to the prior-year period. The current year periods reflect higher borrowing levels which were used to fund asset growth. These additional borrowings, incurred since the fall 1998 Federal Funds reduction, have been short term, and similar to the duration or repricing characteristic inherent in the asset growth. The increased borrowing levels, partially offset by costs paid on deposits and borrowed funds resulted in an interest expense increase of $0.6 million and $1.0 million during the three and six months ended June 30, 1999, respectively, as compared to the same period of the prior year.

     Provision for loan losses totaled $249,000 and $498,000 for the three and six months ended June 30, 1999, an increase of $99,000 and $198,000 over the three and six-month periods of the prior year. The increase in provision for loan losses was determined by management after review of, among other things, the Company's loan portfolio, the risk inherent in the Company's lending activities, changes in the composition and volume of the Company's loan portfolio, and the local economy in the Company's market area.


     Non-interest income for the three and six months ended June 30, 1999 totaled $935,000 and $1,653,000, respectively, as compared to $947,000 and $1,481,000 for the same periods of the prior year. Recurring non-interest income, which excludes net security gains and a $0.3 million gain recorded on the sale of the Passaic branch in the second quarter 1998, grew $0.3 million, or 41.3%, and $0.5 million, or 38.5%, respectively for the three and six months ended June 30, 1999 over the same periods of the prior year. "Year over year growth in service fees reflects the Company's fee enhancement initiative implemented during mid 1998 along with fees earned from our mortgage funding division and from entrance into the SBA lending business," Richel stated. Current quarter and year-to-date growth over the same periods of the prior year reflect increased deposit account fees for returned check assessment charges, recurring maintenance fees on checking and savings products, ATM surcharges for non-customer service usage, safe-deposit and other branch service fees, higher annuity sales generated in the retail branches and earnings from SBA activity. In addition, wholesale mortgage funding transaction fees earned during the three and six month ended June 30, 1999 totaled $66,000 and $110,000, respectively, with no like fees earned during the preceding year periods.

     Non-interest expense for the three and six months ended June 30, 1999 totaled $5.1 million and $9.9 million, respectively, excluding acquisition costs, as compared to $4.7 million and $9.1 million for the same periods of the prior year. This change primarily reflects increases in salaries and benefits costs, occupancy, correspondence and communications costs. Salary and benefit costs for the current year three-month and six-month periods fully reflect staff additions during 1998 for the newly formed Statewide Funding division, for the opening of the North Arlington, New Jersey branch and for expansion within the commercial lending division, whereas there is limited related expense for these staff additions in the prior year periods. In addition, normal annual merit increases, incentive plan accruals, employee training and education and the opening of the Maplewood, New Jersey branch late in the second quarter this year contributed to the rise during the current year periods. Higher occupancy costs occurred from increased capital improvements related to furnishings and repairs and maintenance costs from past and ongoing renovations throughout the Company, along with capital improvements and rent expense related to the opening of the North Arlington branch, operating systems enhancements, and the refurbishment of the Jersey City Path branch this year. Higher other operating costs related to data processing, ATM and MAC service costs, postage and supplies related to customer notification of the consolidation of three Jersey City branches and other branch charges recorded along with an increase in the net cost of insurance to employees were realized during the current year periods. Offsetting the increases stated above were lower director costs from the reduction of certain benefit plans implemented during the third quarter of 1998.

     Non-interest expense for the three months ended June 30, 1999 includes $484,000 of acquisition costs incurred in connection with the Company's pending acquisition by Independence Community Bank Corp. These costs primarily consisted of professional fees paid during the current quarter. These costs were not included in the comparative analysis for the periods discussed in the preceding paragraph.

     The Company announced on April 13, 1999 that it had entered into a definitive agreement to merge with Independence Community Bank Corp ("Independence"). Under the terms of the agreement, which is subject to approval by regulatory authorities and by Statewide shareholders, the Company's shareholders will receive a combination of stock and cash subject to election, proration and allocation procedures. Based on Independence's closing price on April 12, 1999, the transaction has an implied per share value of $25.31 per Statewide Financial Corp. share. The transaction will be accounted for as a purchase and is expected to close in the fourth quarter of calendar 1999 or by January 31, 2000.

     Headquartered in Jersey City, New Jersey, Statewide Savings Bank is a state chartered stock savings and loan association that conducts business from 15 locations in Hudson, Union, Essex and Bergen counties. Statewide's deposits are insured by the Savings Association Insurance Fund (SAIF) of the Federal Deposit Insurance Corporation
     (FDIC).

     This news release contains forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934, as amended regarding the Company's Future performance during 1999. Forward looking statements can be identified by the use of words as "believes", "expects", "estimate" and "anticipated" or similar expressions. Such statements are not historical facts and involve certain risk and uncertainties. The company believes such statements to be reasonable and makes them in good faith, however, such forward-looking statements almost always vary from actual results, and the differences between assumptions underlying such statements and actual results can be material. Factors which may make actual results differ from anticipated results include, but are not limited to, change in market interest rates; unforeseen competition; changes in customer economic activity which may effect loan activity; changes in economy of the Company's market area, and other uncertainties, all of which are difficult to predict and beyond control of the Company. Accordingly, investors should not rely upon these forward-looking statements in making investment decisions.

     SELECTED FINANCIAL CONDITION DATA      June 30,  December 31,
     dollars in thousands, except per         1999        1998
     share data                               ----        ----

     Total Assets                           $747,697     $717,517
     Loans, Net                             $386,289     $366,458
     Debt and Equity Securities              $50,830      $68,312
     Mortgage-backed Securities             $275,506     $248,035
     Other Real Estate Owned, Net               $561         $523
     Total Deposits                         $446,108     $443,705
     Borrowed Funds                         $240,500     $206,681
     Shareholders' Equity                    $55,249      $60,499
     Book Value per Share                     $13.68       $14.57


     SELECTED OPERATING DATA           For the Three       For the Six
     dollars in thousands, except       Months Ended       Months Ended
     per share data                       June 30,           June 30,
                                      ----------------   ----------------
                                      1999       1998     1999      1998
                                      ----       ----     ----      ----

     Interest Income                $13,230    $11,773    $26,127   $23,740
     Interest Expense                 6,443      5,866     12,820    11,771
                                    -------    -------    -------   -------
     Net Interest Income              6,787      5,907     13,307    11,969
     Provision For Loan Losses          249        150        498       300
                                    -------    -------    -------   -------
     Net Interest Income After
      Provision For Loan Losses       6,538      5,757     12,809    11,669
     Non-interest Income                907        947      1,627     1,481
     Net Gain on Sale of
      Investment Securities              28        -           26       -
     Foreclosed Real Estate
      Expense, Net                        7          6          9        26
     Other Non-interest Expense       5,598      4,733     10,369     9,077
                                    -------    -------    -------   -------
     Income Before Income Taxes       1,868      1,965      4,084     4,047
     Income Tax Expense                 704        751      1,558     1,529
                                    -------    -------    -------   -------
     Net Income                     $ 1,164    $ 1,214    $ 2,526   $ 2,518
                                    =======    =======    =======   =======
     Earnings per share:
          Basic                     $  0.32    $  0.30    $  0.69   $  0.63
                                    =======    =======    =======   =======
          Diluted                   $  0.30    $  0.29    $  0.66   $  0.60
                                    =======    =======    =======   =======
     Weighted Average Number of
     Shares:
          Basic                   3,674,897  4,002,384  3,676,927 4,015,878
          Diluted                 3,864,279  4,203,942  3,836,169 4,216,774


                                         At or For the    At or For the
                                         Three Months       Six Months
                                        Ended June 30,    Ended June 30,
                                        --------------    --------------
                                         1999     1998    1999     1998
                                         ----     ----    ----     ----
      SELECTED FINANCIAL RATIOS (1):
      Return on Average Assets            0.63%   0.74%    0.68%    0.76%
      Return on Average Equity            7.87%   7.46%    8.61%    7.77%
      Capital to Assets                   7.39%   9.72%    7.39%    9.72%
      Net Interest Rate Spread (2)        3.54%   3.40%    3.46%    3.42%
      Net Interest Margin (3)             3.75%   3.70%    3.68%    3.72%
      Non-Interest Income to Average
       Assets                             0.49%   0.58%    0.44%    0.45%
      Non-Interest Expense to Average
       Assets                             3.01%   2.88%    2.80%    2.75%
      Efficiency Ratio (4)               75.29%  72.37%   71.89%   69.57%
      Average Interest Earning Assets
       to Average Deposits and
       Borrowings                       105.91% 108.21%  106.15%  108.26%


                                                    June 30, December 31,
                                                      1999       1998
                                                    --------  -----------
     REGULATORY CAPITAL RATIOS:
     Tangible Capital Ratio                           7.35%      7.95%
     Core Capital Ratio                               7.35%      7.95%

     ASSET QUALITY RATIOS:
     Non-Performing Loans to Total Net Loans          0.42%      0.68%
     Non-Performing Loans to Total Assets             0.22%      0.35%
     Non-Performing Assets to Total Assets            0.29%      0.42%
     Allowance for Loan Losses to Non-Performing
      Loans                                         207.63%    122.73%
     Allowance for Loan Losses to Total Net Loans     0.88%      0.83%

     OTHER DATA:
     Number of Deposit Accounts                     52,179     52,272
     Number of Offices (5)(6)                           15         16


     Notes to Selected Financial Ratios
     ----------------------------------

     (1)       Ratios are annualized where appropriate.

     (2) Interest rate spread represents the difference between weighted average yield on average interest-earning assets and weighted average costs of average deposits and borrowed funds.

     (3) Net interest margin represents net interest income as a percent of average interest-earning assets.

     (4) Total non-interest expense divided by the sum of net interest income after provision for loan losses, and recurring non-interest income.

     (5) The 70 Sip Avenue and Martin Luther King branches were consolidated into the Path branch during the second quarter of 1999, and on June 5, 1999 the Maplewood branch opened for business.

     (6) The Passaic branch was sold as of the close of business on April 10, 1998, and the North Arlington branch opened for business on May 9, 1998.